Exhibit 5.1

October 27, 2020

Exact Sciences Corporation

5505 Endeavor Lane

Madison, Wisconsin 53719

Ladies and Gentlemen:

We have acted as counsel to Exact Sciences Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of 8,605,483 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), pursuant to the Securities Purchase Agreements dated October 27, 2020 (the “Securities Purchase Agreements”) by and between the Company and [the purchasers identified therein]. In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “SEC”) (i) a Registration Statement on Form S-3ASR (Registration No. 333-238845) (the “Registration Statement”), which became effective June 1, 2020, and (ii) a prospectus supplement dated October 27, 2020 (the “Prospectus Supplement”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the prospectus dated June 1, 2020 included in the Registration Statement, as supplemented by the Prospectus Supplement, (iii) the Securities Purchase Agreements, (iv) the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended, (v) the Company’s Fourth Amended and Restated By-laws, (vi) the Company’s stock ledger, (vii) the corporate actions of the Company’s Board of Directors and the Pricing Committee thereof relating to the issuance of the Shares, and (viii) as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion. For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each of the Securities Purchase Agreements constitutes the legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms. We have not verified any of those assumptions.

K&L Gates LLP

300 South Tryon Street, Suite 1000 Charlotte NC 28202

T +1 704 331 7400 F +1 704 331 7598 klgates.com

Exact Sciences Corporation

October 27, 2020

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”), and reported judicial decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for pursuant to the Securities Purchase Agreements as described in the Prospectus Supplement included in the Registration Statement, will be validly issued, fully paid, and nonassessable:

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5 to the Company’s Current Report on Form 8-K dated October 27, 2020 and its incorporation by reference in the Registration Statement. We also consent to the reference to our Firm in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP